PERFECTENERGY INTERNATIONAL LIMITED
SALARY ADJUSTMENT LETTER

 April 7, 2010

Dear Ms. Diping Zhou,

We’re pleased to inform you that with effective from November 2009, your base salary has been adjusted to RMB53,000 per month.

In addition to that, you'll received a discretional bonus compensation arrangement for the current fiscal year, which ends October 31, 2010, which will be a portion of an aggregate 10% of any net profits realized by the Company during its current fiscal year, with a minimum guaranteed aggregate bonus payment of US$75.000.

Thanks for your contribution to the Company.